EXHIBIT 6.24

                            ASSET PURCHASE AGREEMENT

         This Asset Purchase Agreement is dated this 28th day of July, 1999, between Lyons AutoBody, Inc., a Florida corporation, ("SELLER"), and 1-800-AutoTow, Inc., a Delaware corporation (ATOW) and 1-800-AutoTow Florida, Inc a Florida corporation (ATOW SUB) the ("Purchasers"). SELLER desires to sell to Purchasers and Purchasers desire to purchase from SELLER certain of the Assets (as defined below) of SELLER, upon the terms and conditions set forth below.

         Therefore, in consideration of the covenants, representations, warranties and agreements contained in this Agreement, the receipt and sufficiency of which are acknowledged, the parties intending to be legally bound, covenant and agree as follows:

         1. Definitions. The following words shall mean, when used in this Agreement:

                  (a) "Assets" shall mean all of the rights and assets of the SELLER, whether real, personal or mixed, tangible or intangible, which are used in or relate to the vehicle towing business of SELLER located and operated at 1107 Old Dixie Highway, Lake Park, Florida (the "premises"), excluding cash and accounts receivable, and including but not limited to the following: the goodwill associated with the business, all permits, licenses, agreements and rights associated with the premises, machinery and equipment, tools and tooling, inventory including trucks, repair equipment and other related products, office equipment and supplies, cash registers, furniture and furnishings, telephone and other communication systems, computer hardware and software systems, all contracts and agreements made on behalf of SELLER pertaining to its business and books of account, files, ledgers, vendor lists, customer records, operations manuals, confidential information, papers and records pertaining to its businesses at the premises.

                  (b) "Closing" shall mean the events which take place for the purpose of the consummation of this Agreement, the same to occur at the offices of ATOW on or before July 30, 1999.

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         2. Sale and Transfer of Assets. Upon the terms and subject to the conditions set forth in this agreement, SELLER agrees to sell, transfer, assign, grant, convey and deliver to ATOW SUB, at Closing, free and clear of all mortgages, liens, security interests, pledges, charges and other encumbrances and ATOW agrees to purchase from SELLER, at Closing, all of SELLER's Assets, except those Assets excluded above. The parties also expressly agree that the names "Lyons Autobody" shall be an asset transferred by SELLER to ATOW SUB.

         3. Assumption of Liabilities or Obligations. ATOW or ATOW SUB have not assumed, and are not assuming, any liability or obligation of SELLER of any nature, known or unknown, existing or contingent, including but not limited to any liabilities or obligations with respect to any employees of SELLER other than as specifically provided in this Agreement. All liabilities of SELLER other than those specified shall continue to be the sole responsibility of SELLER, which shall pay and discharge all of such liabilities as they come due. SELLER agrees to indemnify and hold ATOW and ATOW SUB harmless from and against any loss, liability, damage, cost or expense in respect of any liabilities or obligations which have not been specifically assumed by ATOW or ATOW SUB pursuant to this Agreement.

         4. Payment for the Assets.

                  (a) The purchase price for the Assets shall be $415,000. The Company will pay the Seller the following for these assets:

                  (b)      Cash at final Closing: $240,000.

                  (c) A promissory note ("Note") attached as Exhibit B, at 8 % interest, for $175,000. due in two payments. Principal will be due quarterly with the first payment due March 31, 2000. Principal will be paid in full by July 31, 2001. Seller shall have the option, with 30 days notice prior to a principal payment to convert the Note principal into common stock of ATOW at a conversion price of $2.00/share.

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                  (d)      The Purchase Price shall be allocated among the
                           Assets by SELLER and ATOW in accordance with attached Exhibit A. SELLER and ATOW agree that they will report the sale of the Assets for income tax purposes in accordance with the allocations set forth in Exhibit A.

                  (e) Any sales tax, use tax, excise tax, transfer tax, recording fee or other tax or fee imposed upon the transfer of the Assets from SELLER to ATOW SUB shall be paid by ATOW SUB.

         5. Subordinated Provisions.

                  (a) SELLER's obligation shall be subject to its ability to assume its identical form or in such form as is acceptable to ATOW.

         6. Asset Value. Upon completion of due diligence, should ATOW determine the fair market value of an asset detailed in Exhibit A is less than the listed value, the parties agree to negotiate in good faith to establish a fair value. If the parties are unable to arrive at an agreement as to the value of any specific asset, ATOW reserves the right to exclude that asset from the assets being purchased and reduce the purchase price by an amount equal to the estimated fair market value listed on Exhibit A. In the event the total of such excluded assets equals or exceeds 10% of the total assets listed on Exhibit A, ATOW shall be exempt from having to honor any agreement to purchase the assets of Seller.

         7. Cooperation. Seller agrees to cooperate fully with ATOW in completing its due diligence including, but not limited to the following:

                  (b) obtaining and/or assigning all contracts, permits, regulatory clearances, federal, state or local licenses and approvals. At the option of ATOW, it may elect to close this transaction prior to completing all such assignments and approvals. In the event that ATOW elects to do so, Seller agrees to undertake good faith efforts to assist ATOW in obtaining such assignments, licenses or approvals.

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         9. Instruments of Transfer. SELLER agrees to execute and deliver to
ATOW SUB such instruments of transfer, assignment and conveyance as shall be necessary in the judgment of ATOW to vest in ATOW SUB good and marketable title to the Assets free and clear of all mortgages, liens, security interests, pledges, charges and other encumbrances. Such instruments of transfer shall include but not be limited to a Bill of Sale in the form of attached Exhibit E and a lease agreement Exhibit C for the premises at 1107 Old Dixie Hwy, Lake Park, FL.

         9. Representations and Warranties of SELLER. SELLER represents, warrants and agrees to and with ATOW as follows:

                  (a) SELLER has been duly organized, is validly existing and in good standing under the laws of the State of Florida.

                  (b) SELLER has all requisite power and all necessary permits, certificates, contracts, approvals and other authorizations required by any and all federal, state, city, county or other municipal bodies to own, lease, use and operate its properties and to conduct its business in the manner in which such business is presently conducted.

                  (c) The execution, delivery and performance of this Agreement have been duly authorized by the SELLER, and SELLER has the complete and unrestricted power and authority, and has taken all action necessary, to enter into, execute and deliver this Agreement and to perform all of its obligations hereunder.

                  (d) Upon execution and delivery of it on the part of SELLER and ATOW, this Agreement shall constitute the valid and legally binding obligation of SELLER enforceable in accordance with its terms except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights. This Agreement does not violate any law or regulation and does not conflict with any other agreement affecting SELLER or the Assets.

                  (e) The representations made in Exhibit G hereto are correct and accurately reflect the business conducted at the premises. The SELLER understands that the ATOW is relying on the accuracy of these representations to evaluate the value of the assets being acquired on a going concern basis and SELLER warrants that this is a true and accurate statement of the SELLER's financial history and condition. The SELLER agrees that it will pay, settle, or otherwise dispose of all its liabilities, both current and contingent, in such a manner as to not damage or diminish the value of the assets being acquired including, but not limited to, trademarks, contracts, and goodwill.

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                  (f)      SELLER has good and marketable title to all of the
                           Assets, free and clear of all mortgages, liens, security interests, pledges, charges or other encumbrances. In the event that any of SELLER's Assets are encumbered, payment of such encumbrances shall be made by SELLERs at Closing out of the proceeds received from the sale of the Assets.

                  (g) Exhibit H contains a list of all agreements, commitments and contracts, written or oral, pertaining to the Assets and to which SELLER is a party, which (i) are not terminable on 30 days' notice or less without any obligation of SELLER, and
                           (ii) which are either individually or in the aggregate material to SELLER.

                  (h) There is no action, suit, proceeding, inquiry or investigation at law or in equity, or before any court, arbitrator, public board or body, pending or threatened against SELLER in which an unfavorable decision, ruling or finding would in any way adversely affect the transaction contemplated by this Agreement or the business, assets or financial condition of SELLER.

                  (i) SELLER is not obligated under any contract or agreement or subject to any charge or other restriction which materially and adversely affects the business, assets or financial condition of SELLER. SELLER is not in violation or default under any indenture, contract, lease or agreement to which it is a party or by which the Assets are bound or with respect to any law, regulation, rule, order, writ, injunction or decree of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, nor will the execution, delivery and performance of this Agreement cause or result in any such violation or default or result in the creation of any lien, claim, pledge or encumbrance or any kind upon any of the Assets of SELLER.

                  (j) SELLER has filed all federal, state and local income, franchise, capital stock, sales or use, excise, property or other tax returns which are required to be filed by SELLER and has paid all taxes as shown on such returns and on any assessment received by SELLER and all other taxes payable without requiring the filing of any return. Such tax returns are correct and complete and SELLER has not received any notice of any proposed tax deficiency.

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                  (k)      All of the Assets are adequately insured against loss
                           and all insurance policies relating to them will be assigned to ATOW SUB, if ATOW SUB so requests.

                  (l) All tangible Assets of SELLER are in good order and repair and in good operating condition, reasonable wear and tear excepted, and suitable for the uses for which intended.

                  (m) SELLER is not subject to any order of any court or governmental authority or agency, nor is there any legal action, governmental proceeding or investigation pending or threatened or known to SELLER to compel SELLER to make any material change in the character or location of any of the assets or that would materially and adversely affect the assets or which could subject SELLER to any fine, forfeiture or other sanction.

                  (n) With respect to the premises, SELLER has not engaged in, or allowed third parties to engage in, any actions, and SELLER has no knowledge of any fact or condition, which would constitute a violation of the National Environmental Policy Act, 42 USCA, Section 4321 et seq., the Resource Conservation Recovery Act
                           (RCRA) 42 USCA, Section 6901 et seq., the
                           Comprehensive Environmental Response Compensation and Liability Act (CERCLA) 42 USCA, Section 6911 et seq., or any regulations promulgated by the United States Environmental Protection Agency pursuant to those Acts, or any applicable state or local environmental law, regulation or order. SELLER shall be solely responsible, and ATOW and any of its affiliates shall have no liability, for any and all liability resulting from such violation which occurs prior to the Closing, even if the violations are not discovered until after the date of the final Closing documents. Any such liability shall include but not be limited to, any costs, penalties, assessments, expenses or fees, including reasonable attorneys' fees, incurred by ATOW or any of its affiliates in connection with bringing the premises into full compliance with applicable environmental laws, statutes, ordinances, rules and regulations.

                  (o) The only persons (including, but not limited to, governmental authorities and agencies, creditors of SELLER, parties to leases and subleases or any other instruments or agreements to which SELLER is a party or by which it is bound) whose approval or consent to the execution, delivery and performance of this Agreement by SELLER is legally or contractually required are specified on attached Exhibit I, and the

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                           approvals and consents of all such persons will be
                           duly obtained by Closing, or alternatively, waived in writing by ATOW and obtained by SELLER promptly after Closing, in which event the transfer under this Agreement relating to the subject matter of such consent shall be deemed to be conditional on receipt of such consent.

                  (p) Neither this Agreement nor any Exhibit or financial statement, certificate or other written material furnished by or on behalf of SELLER contain any untrue statement of a fact or omits to state a fact necessary in order to make the statements contained in it not misleading. There is no fact known to SELLER which materially and adversely affects the business or financial condition of SELLER or the assets which has not been set forth in this Agreement or in any Exhibit, or financial statement, certificate or other written material furnished pursuant to it.

                  (q) The parties agree that the terms and conditions of this Agreement are highly confidential in nature and both ATOW and SELLER agree not to disclose the terms and conditions of this Agreement without the written consent of the other, unless such disclosure is required by law. Violation of this provision may, at the discretion of the other party, be cause for termination and the non-disclosing party shall be entitled to damages in an amount equal to the costs of its due diligence including staff, attorney, accounting, travel, and related expenses. The SELLER recognizes that this non-disclosure provision shall not extend to regulatory requirements of the Securities and Exchange Commission or to any filing in connection with a Registration Statement or other required filing.

                  (r) Except as contemplated in this Agreement, since the most recent fiscal year end, the SELLER has conducted its business only in the ordinary course of business and there have not been any material changes with respect to the SELLER. Without limiting the generality of the foregoing, since that date, the SELLER has not:

                           (i) sold, assigned, transferred, mortgaged, pledged, subjected to lien, or entered into any conditional sale or other title retention agreement with respect to any of the assets being purchased;

                           (ii) entered into any agreement with any labor union or association representing any employee or made any wage or salary increase or bonus, or increase in any other direct or indirect compensation or employment agreement, for any of its officers, directors or employees;

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                           (iii)    borrowed any money or incurred any
                                    liability, other than in the ordinary course of business;

                           (iv) mortgaged, pledged or subjected to lien any of its assets or entered into any conditional sale or other title retention agreement with respect to any of its real or personal property;

                           (v) sold, assigned or transferred any of its assets, except for sales in the ordinary course of business;

                           (vi)     or made any capital expenditures or
                                    commitments in excess of $5,000.00,
                                    individually or $15,000 in the aggregate without written approval from ATOW.

                  (s) Seller acknowledges that each certificate representing 1-800-AutoTow's Common Stock acquired pursuant to this Agreement shall bear the following restrictive legend:

                           THE SECURITIES REPRESENTED BY THE CERTIFICATE (THE "SHARES") HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"). THE SECURITIES MAY NOT BE SOLD OR OFFERED FOR SALE OR OTHERWISE DISTRIBUTED WITHOUT ONE OF THE
                           FOLLOWING:

                           (i) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SHARES UNDER THE SECURITIES ACT, OR

                           (ii) AN OPINION OF COUNSEL, SATISFACTORY TO THE
                                CORPORATION, THAT SUCH REGISTRATION IS NOT
                                REQUIRED AS TO SAID SALE, OFFER OR DISTRIBUTION.

                           Seller's further acknowledge that they are acquiring 1-800-AutoTow Common Stock for their own account and not with a view to its distribution within the meaning of Section 2(11) of the Securities Act. Sellers are "accredited investors" as such term is defined in Rule 501(a) under the Securities Act.

         10. Representations and Warranties of ATOW AND ATOW SUB. ATOW and ATOW SUB represent, warrant and agree as follows:

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                  (a)      ATOW and ATOW SUB are corporations duly organized,
                           validly existing and in good standing under the laws of the State of Delaware and the State of Florida respectively.

                  (b) ATOW and ATOW SUB have the power and authority, and have taken all action necessary to enter into, execute and deliver this Agreement and to perform all of their obligations under it.

                  (c) Upon execution and delivery of it on the part of SELLER to ATOW, this Agreement shall constitute the valid and legally binding obligation of ATOW and ATOW SUB, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally. This Agreement does not violate any law or regulation pertaining to ATOW and ATOW SUB and does not conflict with any other agreement affecting ATOW or ATOW SUB.

                  (d) ATOW and ATOW SUB hereby assume all liability, beginning August 1, 1999, under the leases and subleases with respect to the premises (subject to the provisions of Section 6), and ATOW and ATOW SUB shall indemnify and hold harmless SELLER and any of its officers, directors and shareholders who personally guaranteed the performance of SELLER under them.

         11. Survival of Representations; Indemnification. The representations, warranties, covenants and agreements contained in this Agreement shall survive Closing, regardless of any investigations made by or on behalf of, or knowledge of, any of the parties. SELLER agrees to indemnify ATOW and its affiliates, its successors and assigns, against, and hold them harmless from and in respect of, any loss, liability, damage, cost or expense accruing from or resulting by reason of any falsity or breach of the representations, warranties, covenants or agreements made or to be performed by SELLER pursuant to this Agreement. ATOW and ATOW SUB agrees to indemnify SELLER, its successors and assigns, against, and hold them harmless from and in respect of, any loss, liability, damage, cost or expense accruing from or resulting by reason of any falsity or breach of the representations, warranties, covenants or agreements made or to be performed by ATOW and ATOW SUB pursuant to this Agreement. For the purposes of this indemnification, ATOW and/or ATOW SUB shall have the right to recoup any amount paid to Lyons Towing, Inc., as a result of a non-assumed claim or liability.

         14. Compliance with Bulk Sales. SELLER and Purchasers agree to waive compliance with any applicable laws of the State of Florida pertaining to Bulk Transfers. In consideration of such waiver, and without limiting any provisions of Section 8, SELLER agrees to indemnify and hold harmless Purchasers from and against, and allow Purchasers to set off against amounts due to SELLER, any and all losses, liabilities, claims, damages or expenses, including attorneys' fees, arising as a result of claims or demands by third parties against SELLERS in connection with its operation of its business prior to Closing.

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         13. Miscellaneous.

                  (a) The parties understand that notwithstanding any other representation to the contrary, the agreement is subject to ATOW obtaining financing for this transaction prior to July 30, 1999. Should ATOW not obtain financing on or before July 30, 1999, this agreement shall be null and void and neither party shall owe any amount to the other, and the non-refundable deposit, referenced in Section 4(b) shall remain with the Seller, unless the parties, in writing, agree to extend this agreement.

                  (b) From and after the date of Closing, SELLER shall execute and deliver to or cause to be executed and delivered to ATOW SUB any such further instruments of transfer, assignment and conveyance and shall take such other action as ATOW SUB may reasonably require to carry out more effectively the sale, transfer, assignment and conveyance to ATOW SUB of the assets and to confirm and assure ATOW SUB's title to them.

                  (c) Each party covenants and agrees that it shall be responsible for and shall bear its own legal and other costs and expenses in connection with the negotiation, preparation and execution of this Agreement, and performance of the transactions contemplated by it.

                  (d) Neither party shall assign, in whole or in part, this Agreement or its rights and obligations under it without the express prior written consent of the other party.

                  (e) In the event that any provision of this Agreement shall be held invalid, illegal or unenforceable under applicable law, the remainder of this Agreement shall remain valid and enforceable unless such invalidity, illegality or unenforceability substantially diminishes the rights and obligations, taken as a whole, of SELLER or Purchasers.

                  (f) This Agreement and the Exhibits contain the entire agreement among the parties with respect to the sale and purchase of the Assets and supersede all previous written or oral negotiations, commitments and writings.

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                  (g)      This Agreement may be executed in two or more
                           counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

                  (h) This Agreement may be amended only in writing executed by the parties affected by such amendment.

                  (i) This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of Florida.

                  (l) Any controversy or claim arising out of or relating to this contract, of the breach thereof, shall be settled by arbitration administered by the American Arbitration Association (AAA), in its Miami, Florida branch office, under its Commercial Arbitration rules, and judgement on the award rendered by the arbitrator(s) may be entered in any court of competent jurisdiction within the State of Florida.

                  (m) Seller shall make available all current and prior years financial statements of Seller to ATOW SUB upon request during normal business hours.


         In witness, the parties have caused this Agreement to be duly executed under seal as of the date written above.


                                            Lyons Autobody, Inc.

Attest: /s/ Bobbye G. Lyons                 /s/ Don S. Lyons
            ----------------                ---------------------
            Bobbye G. Lyons                 Don S. Lyons
                                            President


                                            1-800 AUTOTOW FLORIDA, INC.

Attest: /s/ Steven B. Teeters               /s/ E.A. Iarocci
            ----------------                ---------------------
            Steven B. Teeters               E.A. Iarocci
                                            President

                                            1-800-AUTOTOW, INC.

Attest: /s/ Steven B. Teeters               /s/ E.A. Iarocci
            ----------------                ---------------------
            Steven B. Teeters               E.A. Iarocci
                                            Sr. Vice President, COO

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